MDU Resources Announces Record Earnings

BISMARCK, N.D. - Jan. 27, 2006 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the year ended Dec. 31, 2005, showing consolidated earnings of $274.4 million, compared to $206.4 million for 2004. Earnings per common share, diluted, totaled $2.29, compared to $1.76 for 2004.

Highlights for 2005

•	Earnings per common share increased 30 percent to $2.29.

•	Record consolidated earnings of $274.4 million, up from $206.4 million.

•	Reaffirms 2006 earnings per share guidance in the range of $2.00 to $2.20.

“I am very pleased to announce another outstanding year of financial performance for MDU Resources,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “2005 was a tremendous year for many of our lines of business. We believe that with the focused effort of our employees along with our ownership of high-quality, diversified and strategic assets, the fundamentals are in place to achieve continued success.

“We anticipate another exceptional year in 2006 as we continue to see significant demand for the natural resource-based products and services in which we specialize.”

In its Jan. 9, 2006, issue, Forbes magazine named MDU Resources to its Platinum 400 list of the best big companies in America. The magazine’s criteria for the list include such things as corporate governance and accounting practices, as well as long- and short-term sales and earnings growth and stock market performance. This is the sixth consecutive year that MDU Resources has been on the list.

Electric Light & Power magazine, in its November/December 2005 issue, named MDU Resources the 2005 Utility of the Year. The magazine credited the corporation for its solid, conservative growth and for sticking to its core businesses, never straying from industries in which it has expertise.

The MDU Resources Board of Directors named two new directors at its November meeting. Karen B. Fagg, president and majority owner of HKM Engineering, Inc. in Billings, Mont., has been appointed to a board term expiring in April 2008. Richard H. Lewis, founder and former chairman, president and chief executive officer of Prima Energy Corp., has been appointed to the board and will stand for election at the annual meeting of MDU Resources’ stockholders in April.

Vernon A. Raile, senior vice president and chief accounting officer of MDU Resources, became executive vice president and chief financial officer of the corporation Jan. 4. Warren L. Robinson retired from the position effective Jan. 3. On Jan. 3, Steven L. Bietz, executive vice president and chief operating officer of WBI Holdings, Inc., became president of WBI Holdings. John K. Castleberry continues in the position of chief executive officer of the company.

ANNUAL PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings Total 2005 (In Millions)	Earnings Total 2004 (In Millions)
Natural gas and oil production	$141.6	$110.8
Construction materials and mining	55.1	50.7
Independent power production	22.9	26.3
Pipeline and energy services	22.1	8.9
Construction services*	14.6	(5.6)
Electric	13.9	12.8
Natural gas distribution	3.5	2.2
Other	0.7	0.3
Total	$274.4	$206.4
*Formerly utility services

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2006, diluted, are projected in the range of $2.00 to $2.20.
•	The company expects the percentage of 2006 earnings per common share, diluted, by quarter to be in the following approximate ranges:
o	First quarter - 10 percent to 15 percent
o	Second quarter - 20 percent to 25 percent
o	Third quarter - 35 percent to 40 percent
o	Fourth quarter - 25 percent to 30 percent
•	The company’s long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company anticipates investing approximately $500 million in capital expenditures during 2006.

Natural Gas and Oil Production
Earnings at this segment were $141.6 million for 2005, compared to $110.8 million for 2004. The earnings increase was the result of average realized natural gas prices that were 30 percent higher and average realized oil prices that were 25 percent higher than 2004. Partially offsetting the higher prices were increased depreciation, depletion and amortization rates, primarily resulting from the South Texas operations acquired mid-year. Higher lease operating and general and administrative expenses also offset earnings somewhat, as well as a slight decrease in natural gas and oil production volumes. The company’s combined proved natural gas and oil reserves as of Dec. 31 were 616 billion cubic feet equivalents, an 11 percent increase over 2004 year-end reserves.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company’s long-term compound annual growth goals for production are in the range of 7 percent to 10 percent. In 2006, the company expects a combined natural gas and oil production increase to be at least in that range, with the possibility of exceeding the upper end of the range.

•	The company is expecting to drill more than 300 wells in 2006.
•
Estimates of natural gas prices in the Rocky Mountain region for February through December 2006 reflected in the company’s 2006 earnings guidance are in the range of $5.50 to $6.00 per Mcf. The company’s estimates for natural gas prices on the NYMEX for February through December 2006, reflected in the company’s 2006 earnings guidance, are in the range of $6.75 to $7.25 per Mcf. During 2005, more than three-fourths of this segment’s natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

•	Estimates of NYMEX crude oil prices for February through December 2006, reflected in the company’s 2006 earnings guidance, are projected in the range of $50 to $55 per barrel.
•
For 2006, the company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and approximately 20 percent to 25 percent of its estimated oil production. For 2007, the company has hedged approximately 5 percent of its estimated natural gas production. The hedges that are in place as of Jan. 26, 2006, for 2006 and 2007 are summarized below:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.00-$7.60
Natural Gas	Ventura	1/06 - 12/06	3,650,000	$6.655
Natural Gas	CIG	1/06 - 3/06	900,000	$7.16
Natural Gas	CIG	1/06 - 3/06	810,000	$7.05
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.71
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.77
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.00-$8.85
Natural Gas	NYMEX	1/06 - 12/06	1,825,000	$7.75-$8.50
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.76
Natural Gas	CIG	4/06 - 12/06	1,375,000	$6.50-$6.98
Natural Gas	CIG	4/06 - 12/06	1,375,000	$7.00-$8.87
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.00
Natural Gas	Ventura	1/06 - 12/06	912,500	$8.50-$10.15
Natural Gas	Ventura	1/06 - 3/06	540,000	$12.00-$17.25
Natural Gas	Ventura	4/06 - 10/06	1,070,000	$9.25-$12.88
Natural Gas	Ventura	4/06 - 10/06	1,070,000	$9.25-$12.80
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.00-$11.91
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.80
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.75
Crude Oil	NYMEX	1/06 - 12/06	182,500	$43.00-$54.15
Crude Oil	NYMEX	1/06 - 12/06	146,000	$60.00-$69.20
Crude Oil	NYMEX	2/06 - 12/06	83,500	$60.00-$76.80

 *Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado
    Interstate Gas Co.’s system.
Construction Materials and Mining
This business segment earned $55.1 million in 2005, compared to the previous year’s $50.7 million. The increase was the result of higher volumes in all product lines; improved margins in most regions, including significant volume and margin improvements in Oregon operations; and earnings from acquisitions. Partially offsetting the increase were significantly lower margins in Texas, which included the effects of higher fuel, maintenance and repair costs. Higher depreciation, depletion and amortization also partially offset the increase.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins to improve significantly in 2006 compared to 2005 levels largely because of higher expected aggregate and construction margins in Texas.
•	Ready-mixed concrete volumes for 2006 are expected to be slightly higher than levels achieved in 2005; aggregate and asphalt volumes are expected to be comparable to 2005 levels.
•	Work backlog as of Dec. 31, 2005, was approximately $465 million, compared to $426 million at Dec. 31, 2004.

Independent Power Production
Earnings at this segment were $22.9 million, compared to $26.3 million in 2004. The absence of operating income from the Brazilian electric generation facility received in 2004, benefits received in 2004 related to foreign currency gains and the effects of the embedded derivative in the Brazilian electric power sales contract affected earnings. Partially offsetting this affect was a gain from the sale of the company’s equity interest in the Brazilian electric generation facility in June 2005. Earnings from wind generation and earnings from other equity investments were higher than in 2004.

This segment owns 213 megawatts of natural gas-fired electric generating facilities near Brush, Colo. One of the power purchase contracts representing 75 MW related to these facilities expired in October 2005. A bridge contract expiring in April 2007 followed by a 10-year agreement expiring in April 2017 have been finalized for the sale of the 75 MW of capacity and energy produced at these facilities. Because of the projected demand for capacity, the 10-year agreement pricing is significantly higher than the bridge contract. The remaining 138 MW from these facilities is under contract expiring in September 2012.

The company’s 116-MW coal-fired electric generating facility near Hardin, Mont., synchronized with the transmission system on Jan. 19, produced electricity from gas since that time and is expected to produce electricity from coal within the next week. The company has secured a power sales agreement with Powerex Corp. to purchase the entire output of the plant for a term expiring Oct. 31, 2008, with Powerex having an option for a two-year extension beyond the initial term.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
This segment is expected to experience minimal earnings for 2006 because of the sale of the company’s equity investment in the Brazilian electric generation facility in June 2005, significantly higher interest expense related to the construction of the Hardin generating facility and lower revenues because of the Brush bridge contract renewal.

•	This segment is focused on redeploying the funds from the sale of the Brazilian electric generating facility into strategic assets using its disciplined approach for acquisitions.

Pipeline and Energy Services
This segment earned $22.1 million in 2005, compared to $8.9 million in 2004. The increase includes a $5.0 million after-tax benefit in 2005 from the resolution of a rate proceeding, as well as higher gathering rates and lower interest expense. Partially offsetting these increases were lower transportation and storage rates and higher depreciation expense. Prior year results included a noncash goodwill impairment of $4.0 million before and after-tax relating to the company’s cable and pipeline magnetization and location business, a $1.3 million after-tax adjustment reflecting the reduced value of certain gathering facilities and a $1.6 million favorable resolution of certain income tax matters.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	In 2006, total gathering and transportation throughput is expected to increase approximately 5 percent over 2005 levels.
•
Firm capacity for the Grasslands Pipeline is 90,000 Mcf per day with expansion possible to 200,000 Mcf per day. Based on anticipated demand, incremental expansions are forecasted over the next few years beginning as early as 2007.

Construction Services
This segment, formerly called utility services, reported earnings of $14.6 million, compared to a loss of $5.6 million for 2004. The $20.2 million improvement in earnings was driven by significantly increased outside electrical workloads and margins and higher equipment sales and rentals, as well as acquisitions.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2006 are expected to be higher than 2005 record levels.
•	The company anticipates margins to strengthen in 2006 as compared to 2005 levels.
•	Work backlog as of Dec. 31, 2005, was approximately $403 million, compared to $238 million at Dec. 31, 2004.

Electric
This segment earned $13.9 million, compared to 2004 earnings of $12.8 million. The increase was largely because of improved retail sales and sales for resale margins and lower interest expense. Prior year results included a $1.7 million favorable resolution of certain income tax matters.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expiring purchased power contract with company-owned generation. This will add to the company’s base load capacity and rate base. New generation is projected to be on line by 2011. A decision on the project to be built is anticipated by early 2007.

Natural Gas Distribution
This segment earned $3.5 million, compared to 2004 earnings of $2.2 million. Rate relief approved by various state public service commissions and decreased operation and maintenance expenses positively affected earnings. Prior year results included a $3.0 million favorable resolution of certain income tax matters.

In September 2005, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.1 million annually, or 1.3 percent. This case has been withdrawn as a result of the company’s implementation of cost reduction measures.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. An interim increase of $1.4 million annually was approved by the commission effective Jan. 10, 2005, subject to refund. A final order on this case is expected in early 2006.

Upcoming Webcast
The company will host a webcast at 1 p.m. EST Jan. 27 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. The replay will be available beginning at 4 p.m. EST Jan. 27. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, access code 3974055.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•	The value of the company’s investments in operations may diminish because of political, regulatory and economic conditions in countries where the company does business.
•	Weather conditions can adversely affect the company’s operations and revenues, as evidenced by the hurricanes in the Gulf Coast region in 2005 causing some reduction in natural gas and oil production.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairment of assets or facilities.
▪	Changes in operation, performance and construction of plant facilities or other assets.
▪	Changes in present or prospective generation.
▪	The availability of economic expansion or development opportunities.
▪	Population growth rates and demographic patterns.
▪	Market demand for, and/or available supplies of, energy- and construction-related products and services.
▪	Cyclical nature of large construction projects at certain operations.
▪	Changes in tax rates or policies.
▪	Unanticipated project delays or changes in project costs, including related energy costs.
▪	Unanticipated changes in operating expenses or capital expenditures.
▪	Labor negotiations or disputes.
▪	Inability of the various contract counterparties to meet their contractual obligations.
▪	Changes in accounting principles and/or the application of such principles to the company.
▪	Changes in technology.
▪	Changes in legal or regulatory proceedings.
▪	The ability to effectively integrate the operations and the internal controls of acquired companies.

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company’s most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *
Contacts:

Financial: Vernon A. Raile, executive vice president and chief financial officer, (701) 530-1003

Media: Linda Donlin, director of communications and public relations, (701) 530-1700

MDU Resources Group, Inc.
	Three Months Ended December 31,	Twelve Months Ended December 31,
	2005	2004	2005	2004
	(In millions, where applicable)
	(Unaudited)
Consolidated Statements of Income
Operating revenues:
Electric	$45.7	$44.1	$181.2	$178.8
Natural gas distribution	150.5	108.0	384.2	316.1
Construction services	228.9	116.4	687.1	426.8
Pipeline and energy services	167.1	100.6	480.3	357.2
Natural gas and oil production	138.2	92.0	439.4	342.9
Construction materials and mining	413.0	348.6	1,604.6	1,322.2
Independent power production	10.9	9.9	48.5	43.1
Other	1.7	1.3	6.0	4.4
Intersegment eliminations	(141.9)	(75.0)	(375.9)	(272.2)
	1,014.1	745.9	3,455.4	2,719.3
Operating expenses:
Fuel and purchased power	16.6	15.5	63.6	64.6
Purchased natural gas sold	135.8	91.3	329.2	249.9
Operation and maintenance	646.4	483.5	2,265.9	1,772.5
Depreciation, depletion and amortization	63.6	54.4	228.7	208.8
Taxes, other than income	31.9	23.8	120.0	96.7
Asset impairments	---	---	---	6.1
	894.3	668.5	3,007.4	2,398.6
Operating income:
Electric	6.2	6.0	29.0	26.8
Natural gas distribution	5.0	4.4	7.4	1.8
Construction services	7.3	(.7)	28.2	(5.7)
Pipeline and energy services	8.8	8.1	42.4	24.7
Natural gas and oil production	74.1	50.6	230.4	178.9
Construction materials and mining	20.2	10.6	105.3	86.0
Independent power production	(2.0)	(1.1)	4.9	8.1
Other	.2	(.5)	.4	.1
	119.8	77.4	448.0	320.7
Earnings from equity method investments	1.7	6.7	20.2	25.0
Other income	3.0	5.8	7.4	12.7
Interest expense	14.2	13.7	54.7	57.4
Income before income taxes	110.3	76.2	420.9	301.0
Income taxes	37.0	23.1	145.8	93.9
Net income	73.3	53.1	275.1	207.1
Dividends on preferred stocks	.2	.1	.7	.7
Earnings on common stock:
Electric	2.9	3.1	13.9	12.8
Natural gas distribution	3.0	4.2	3.5	2.2
Construction services	3.8	(.9)	14.6	(5.6)
Pipeline and energy services	4.8	3.4	22.1	8.9
Natural gas and oil production	47.4	32.0	141.6	110.8
Construction materials and mining	11.0	7.3	55.1	50.7
Independent power production	(.1)	4.2	22.9	26.3
Other	.3	(.3)	.7	.3
	$73.1	$53.0	$274.4	$206.4
Earnings per common share:
Basic	$.61	$.45	$2.31	$1.77
Diluted	$.61	$.45	$2.29	$1.76
Dividends per common share	$.19	$.18	$.74	$.70
Weighted average common shares
outstanding:
Basic	119.8	117.6	118.9	116.5
Diluted	120.6	118.6	119.7	117.4
Operating Statistics
Electric (thousand kWh):
Retail sales	628,212	581,533	2,413,704	2,303,460
Sales for resale	132,797	233,475	615,220	821,516

Natural gas distribution (Mdk):
Sales	12,092	11,765	36,231	36,607
Transportation	4,682	4,734	14,565	13,856

Pipeline and energy services (Mdk):
Transportation	28,696	29,193	104,909	114,206
Gathering	21,868	20,878	82,111	80,527

Natural gas and oil production:
Natural gas (MMcf)	15,309	15,374	59,378	59,750
Oil (MBbls)	457	385	1,707	1,747
Average realized natural gas price	$7.53	$5.03	$6.11	$4.69
Average realized oil price	$44.54	$37.09	$42.59	$34.16

Construction materials and mining (000’s):
Aggregates (tons sold)	12,757	11,797	47,204	43,444
Asphalt (tons sold)	2,311	2,057	9,142	8,643
Ready-mixed concrete (cubic yards sold)	1,101	1,053	4,448	4,292

Independent power production:*
Net generation capacity - kW	279,600	279,600	279,600	279,600
Electricity produced and sold (thousand kWh)	36,960	27,045	254,618	204,425

Other Financial Data**
Book value per common share			$15.65	$14.09
Dividend yield (indicated annual rate)			2.3%	2.7%
Price/earnings ratio***			14.3x	15.2x
Market value as a percent of book value			209.2%	189.4%
Return on average common equity***			15.7%	13.2%
Fixed charges coverage, including preferred dividends***			6.1x	4.7x
Total assets			$4,423.6	$3,733.5
Total equity			$1,891.6	$1,681.0
Long-term debt (net of current maturities)			$1,104.8	$873.4
Capitalization ratios:
Common equity			63%	65%
Preferred stocks			---	1
Long-term debt (net of current maturities)			37	34
			100%	100%

* Excludes equity method investments
** Reported on a year-to-date basis only
*** Represents 12 months ended